Filed pursuant to Rule 433

Registration Statements Nos. 333-180967

and 333-180967-01

June 16, 2014

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 2.100% Guaranteed Notes Due 2019

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 2.100% Guaranteed Notes Due 2019

Total initial principal amount being issued	$1,000,000,000

Issue price	99.868%

Pricing date	June 16, 2014

Expected settlement date	June 23, 2014 (T+5)

Maturity date	June 19, 2019, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 7 basis points

Tax call at par

Interest rate	2.100% per annum

Benchmark Treasury	1.500% due May 31, 2019

Benchmark Treasury price	99-02

Benchmark Treasury yield	1.698%

Spread to benchmark Treasury	Plus 43 basis points

Yield to maturity	2.128%

Date interest starts accruing	June 23, 2014

Interest payment dates	Each June 19 and December 19

First interest payment date (short first coupon)	December 19, 2014

Regular record dates for interest	Each June 1 and December 1

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAM1 / US89153VAM19

Selling restrictions	European Economic Area, France, UK

Managers	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$250,000,000 Floating Rate Guaranteed Notes Due 2019

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$250,000,000 Floating Rate Guaranteed Notes Due 2019

Total initial principal amount being issued	$250,000,000

Issue price	100.000%

Pricing date	June 16, 2014

Expected settlement date	June 23, 2014 (T+5)

Maturity date	June 19, 2019, unless earlier redeemed

Day count	Actual/360

Business day convention	Modified following, adjusted (London)

Optional redemption terms	Tax call at par

Interest rate	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on June 19, 2014, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Spread to LIBOR	35 bps

Date interest starts accruing	June 23, 2014

Interest payment dates	Each March 19, June 19, September 19 and December 19, beginning on September 19, 2014, subject to adjustment in accordance with the business day convention specified above.

First interest payment date (short first coupon)	September 19, 2014

Interest reset dates	The interest reset date for each Interest Period other than the first interest period will be the first day of such interest period, subject to adjustment in accordance with the business day convention specified above.

Interest periods	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on June 23, 2014, and will end on, but will not include, the first Interest Payment Date.

Interest determination date	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business day	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Regular record dates for interest	Each March 1, June 1, September 1 and December 1

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAN9 / US89153VAN91

Selling restrictions	European Economic Area, France, UK

Managers	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC

Calculation of U.S. Dollar LIBOR	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the Floating Rate Guaranteed Notes Due 2019 shall be conclusive and binding on the holders of Floating Rate Guaranteed Notes Due 2019, TOTAL S.A., Total Capital International and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 2.750% Guaranteed Notes Due 2021

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,000,000,000 2.750% Guaranteed Notes Due 2021

Total initial principal amount being issued	$1,000,000,000

Issue price	99.811%

Pricing date	June 16, 2014

Expected settlement date	June 23, 2014 (T+5)

Maturity date	June 19, 2021, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 10 basis points

Tax call at par

Interest rate	2.750% per annum

Benchmark Treasury	2.000% due May 31, 2021

Benchmark Treasury price	98-23

Benchmark Treasury yield	2.200%

Spread to benchmark Treasury	Plus 58 basis points

Yield to maturity	2.780%

Date interest starts accruing	June 23, 2014

Interest payment dates	Each June 19 and December 19

First interest payment date (short first coupon)	December 19, 2014

Regular record dates for interest	Each June 1 and December 1

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAP4 / US89153VAP40

Selling restrictions	European Economic Area, France, UK

Managers	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.